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EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains "forward-looking statements." Statements that are not historical in nature are forward-looking statements. OneBeacon cannot promise that its expectations in such forward-looking statements will turn out to be correct. OneBeacon's actual results could be materially different from and worse than its expectations. See "Forward-Looking Statements" for specific important factors that could cause actual results to differ materially from those contained in forward-looking statements. References herein to "OneBeacon," "we," "us," "our" and "our company" refer to OneBeacon Insurance Group, Ltd.

  Our Historical Consolidated Financial Information

        Historically, we consolidated certain other businesses for GAAP financial reporting and U.S. tax purposes that will not be held by us following this offering. These other businesses are therefore reflected in our historical consolidated financial statements in this prospectus as discontinued operations. Furthermore, on August 24, 2006, we exchanged our investment in the common shares of Montpelier Re Holdings, Ltd., or Montpelier, for an agreed-upon portfolio of common equity and fixed maturity securities of equal value owned by White Mountains Insurance Group, Ltd., or White Mountains, and, concurrent with this offering, we will have commuted our two quota share reinsurance arrangements with other subsidiaries of White Mountains. As a result, our investment in Montpelier and our affiliate quota share arrangements will not be included in our future consolidated financial statements.

  Our Segments

        OneBeacon's reportable segments are Primary Insurance Operations, Affiliate Quota Shares and Other Operations.

        Primary Insurance Operations.    Our Primary Insurance Operations includes the results of substantially all of our insurance operations, with the exception of certain quota share arrangements with affiliates of White Mountains as described below. Our Primary Insurance Operations segment also includes our run-off business, which primarily consists of business assumed under a renewal rights agreement with Liberty Mutual Insurance Group, or Liberty Mutual, which was effective from November 1, 2001 through October 31, 2003.

        Affiliate Quota Shares.    During 2004 and 2005, we entered into two quota share reinsurance arrangements with other subsidiaries of White Mountains, primarily for White Mountains' capital management purposes. Under the Sirius Quota Share, we ceded between 6% and 12% of business written, effective April 1, 2004, to Sirius International Insurance Corporation, a subsidiary of White Mountains. Under the Esurance Quota Share, which was effective on January 1, 2005, we assumed approximately 85% of business written by Esurance Insurance Company, which includes business written by its wholly owned subsidiary. Upon consummation of this offering these two affiliate quota share arrangements will have been commuted.

        Other Operations.    Our Other Operations segment consists of the activities of our top holding company, OneBeacon Insurance Group, Ltd. and its intermediate holding and finance companies.

Discontinued Operations

        In 2004 and 2006, we distributed or sold certain consolidated subsidiaries to White Mountains at GAAP book value. We did not recognize a gain or a loss on these distributions or sales. These subsidiaries are included in discontinued operations and comprise the following entities:

  Sold in 2006:

  •
  As part of the Internal Reorganization, we sold certain other consolidated subsidiaries to White Mountains on August 3, 2006 as follows:

  •
  White Mountains Advisors LLC, or WM Advisors—an investment management subsidiary;

  •
  White Mountains Management Company, Inc. and White Mountains Capital, Inc.—both service companies;

  •
  White Mountains Services Holdings, Inc. and White Mountains Services, LLC—these companies contain the remainder of mortgage banking run-off assets following the sale of substantially all the mortgage banking assets of White Mountains Services Corporation (formerly Source One Mortgage Services Corporation) to Citibank Mortgage, Inc. in 1999;

  •
  Tuckerman Capital, L.P. and Tuckerman Capital II, L.P.—both private equity fund investments; and

  •
  International American Group—primarily consists of American Centennial Insurance Company and British Insurance Company of Cayman, two run-off insurance companies.

        On September 30, 2005, we sold National Farmers Union Property and Casualty Company, or NFU, to QBE Insurance Group for $138.3 million in cash. NFU is included in discontinued operations for all periods presented through the date of its sale. We recognized a gain of $26.2 million ($21.1 million after-tax) on the sale which is included in gain on sale of discontinued operations and is presented net of tax in the statements of consolidated income and comprehensive income.

        On August 2, 2005, we sold one of our inactive licensed subsidiaries, Traders & Pacific Insurance Company, or TPIC, to Endurance Reinsurance for $23.4 million in cash and recognized a gain of $8.0 million ($5.2 million after-tax) on the sale through other revenue in 2005.

        On September 29, 2006 we sold certain assets and the right to renew existing policies of Agri, a division of OneBeacon that provides commercial farm and ranch and commercial agricultural products for $32.0 million in cash to QBE Insurance Group, Ltd., or QBE, and recorded a pre-tax gain of $30.4 million in the third quarter. In connection with this sale, we have entered into agreements under which, at the option of QBE, we will write the policies of Agri on a direct basis and cede 100% of this business to QBE.

Results of Operations

Review of Consolidated Results

        A summary of our consolidated financial results for the nine months ended September 30, 2005 and 2006 is as follows:

	Nine months ended September 30,
	2005	2006
Net written premiums	$1,607.4	$1,711.8

Revenues
Earned premiums	$1,491.4	$1,590.0
Net investment income	187.3	148.4
Net realized investment gains	147.8	105.0
Other revenue	20.2	48.4

Total revenues	1,846.7	1,891.8

Expenses
Loss and LAE	1,016.3	994.6
Policy acquisition expenses	255.6	297.4
Other underwriting expenses	229.0	253.9
General and administrative expenses	10.8	11.6
Accretion of fair value adjustment to loss and LAE reserves	19.5	17.3
Interest expense on debt	33.0	34.8
Interest expense—dividends and accretion on preferred stock subject to mandatory redemption	38.8	43.2

Total expenses	1,603.0	1,652.8

Pre-tax earnings from continuing operations	243.7	239.0
Income tax provision	(79.3)	(54.5)

Income from continuing operations before minority interest and equity in earnings of unconsolidated affiliates	164.4	184.5
Accretion and dividends on mandatorily redeemable preferred stock of subsidiaries	—	—
Equity in earnings of unconsolidated affiliates	7.2	8.6

Income from continuing operations	171.6	193.1
Income (loss) from discontinued operations	23.6	1.2
Gain from sale of discontinued operations	22.5	—

Net income	217.7	194.3
Other comprehensive income (loss)	(126.1)	(6.2)

Comprehensive net income	$91.6	$188.1

  Consolidated Results—Nine months ended September 30, 2006 versus nine months ended September 30, 2005

        Our pre-tax income from continuing operations for the first nine months of 2006 was $239.0 million and our combined ratio was 97.3%, compared to pre-tax income from continuing operations of $243.7 million and a combined ratio of 100.6% for the first nine months of 2005.

        Net written premiums increased $104.4 million, or 7%, to $1,711.8 million for the first nine months of 2006, compared to $1,607.4 million for the first nine months of 2005. The increase in net written premiums was mainly due to a 41% increase in net written premiums assumed from the quota share agreement with Esurance in the first nine months of 2006, as well as growth in net written premiums in specialty lines and in commercial lines, which were slightly offset by decreases in personal lines net written premiums in Massachusetts, New York and New Jersey.

        Our total revenues increased $45.1 million, or 2%, to $1,891.8 million in the first nine months of 2006, compared to total revenues of $1,846.7 million in the first nine months of 2005. Earned premiums increased $98.6 million, or 7%, to $1,590.0 million in the first nine months of 2006, compared to earned premiums of $1,491.4 million in the first nine months of 2005, principally due to the same factors described above for written premiums. Other revenue increased 140%, mainly due to the sale of the renewal rights of Agri to QBE Insurance Group, Ltd. in the third quarter of 2006, which resulted in a gain of $30.4 million. Offsetting these increases to total revenues was a 21% decrease in net investment income from the first nine months of 2005, principally due to the receipt of a $34.7 million special dividend from Montpelier in the first quarter of 2005. Additionally, net realized investment gains for the first nine months of 2006 were down 29% from the first nine months of 2005, primarily due to the sale of several highly appreciated common stocks in the first nine months of 2005 to reposition our equity portfolio into securities with more attractive risk/reward characteristics.

        Our total expenses increased $49.8 million, or 3%, to $1,652.8 million in the first nine months of 2006, compared to total expenses of $1,603.0 million in the first nine months of 2005. Policy acquisition costs increased 16% from the first nine months of 2005, mainly due to higher policy acquisition costs assumed from the quota share agreement with Esurance. Also contributing to the increase in total expenses was an 11% increase in other underwriting expenses in the first nine months of 2006, due in part to a reclassification between liability accounts within our primary insurance operations segment in the first nine months of 2005. This reclassification resulted in a $21.8 million decrease in other underwriting expenses and a corresponding increase in loss and loss adjustment expense, or LAE. Slightly offsetting the increase in other underwriting expenses was a 2% decrease in loss and LAE from the first nine months of 2005, primarily due to lower catastrophe losses in the 2006 period. Losses incurred related to catastrophes in the first nine months of 2006 were $41.3 million, compared with $64.7 million in the first nine months of 2005.

        The income tax provision related to pre-tax income from continuing operations for the first nine months of 2006 and 2005 represented effective tax rates of 23% and 33%, respectively, which were lower than the U.S. statutory rate of 35% primarily due to tax benefits recognized in the second quarter of 2006 related to settlements of U.S. Federal and state income tax audits for years prior to 2003 and to income generated in jurisdictions other than the United States, partially offset by non-deductible dividends and accretion on the preferred stock subject to mandatory redemption.

  Summary of Operations By Segment

        Our segments consist of the following: (1) Primary Insurance Operations, (2) Affiliate Quota Shares and (3) Other Operations. All of our investments are managed by our affiliate, WM Advisors, and Prospector Partners, LLC, or Prospector. A discussion of our consolidated investment operations is included after the discussion of operations by segment. Our segment information is presented in Note 6—"Segment Information" to our interim consolidated financial statements.

Primary Insurance Operations

        Financial results for our Primary Insurance Operations segment for the nine months ended September 30, 2005 and 2006, were as follows:

	Nine months ended September 30
	2005	2006
Net written premiums	$1,526.9	$1,526.0

Earned premiums	1,491.8	1,458.1
Net investment income	185.0	142.2
Net realized investment gains	148.3	105.5
Other revenue	13.8	35.2

Total revenues	1,838.9	1,741.0

Loss and LAE	994.5	891.3
Policy acquisition expenses	269.9	249.8
Other underwriting expenses	229.0	253.9
General and administrative expenses	0.7	2.2
Interest expense on debt	1.1	2.8

Total expenses	1,495.2	1,400.0

Pre-tax income	$343.7	$341.0

        The following tables provide GAAP ratios, net written premiums and earned premiums by underwriting units for the nine months ended September 30, 2005 and 2006:

	Nine months ended September 30, 2005
	Specialty	Commercial	Personal	Total(1)
	($ in millions)
GAAP Ratios(2)(3)(4):
Loss and LAE	70.8%	57.4%	59.7%	66.7%
Expense	31.5	41.5	31.1	33.4

Total Combined	102.3%	98.9%	90.8%	100.1%

Net written premiums	$532.7	$467.6	$513.8	$1,526.9
Earned premiums	494.2	466.5	533.9	1,491.8
	Nine months ended September 30, 2006
	Specialty	Commercial	Personal	Total(1)
	($ in millions)
GAAP Ratios(2)(3)(4):
Loss and LAE	62.6%	56.3%	58.8%	61.1%
Expense	31.6	38.4	32.8	34.5

Total Combined	94.2%	94.7%	91.6%	95.6%

Net written premiums	$575.8	$504.7	$450.3	$1,526.0
Earned premiums	536.2	473.5	450.7	1,458.1

(1)
Includes results from run-off operations and eliminations between underwriting units. For the nine months ended September 30, 2005 and 2006, includes net written premiums of $12.8 million and $(4.7) million, respectively, from run-off operations and eliminations between underwriting units and earned premiums of $(2.8) million and $(2.4) million, respectively, from run-off operations and eliminations between underwriting units.

(2)
Includes our long-term incentive compensation expense. For the nine months ended September 30, 2005 and 2006, long-term incentive compensation expense increased our total combined ratio by 2.4 points and 1.8 points, respectively.

(3)
Includes loss and LAE relating to catastrophes. For the nine months ended September 30, 2005 and 2006, total calendar year incurred loss and LAE relating to catastrophes increased our loss and LAE and total combined ratios by 4.3 points and 2.8 points, respectively, including development on prior accident year catastrophes which increased our loss and LAE and total combined ratios by 0.1 points and 1.7 points, respectively.

(4)
Prior accident year development, including development on catastrophes, for the nine months ended September 30, 2005 and 2006, increased our loss and LAE and total combined ratios by 1.4 points and 0.9 points, respectively.

  Primary Insurance Operations—Nine months ended September 30, 2006 versus nine months ended September 30, 2005

        Specialty lines.    Net written premiums for specialty lines increased $43.1 million, or 8%, to $575.8 million in the first nine months of 2006, compared to $532.7 million in the first nine months of 2005. The increase was principally due to a $25.4 million increase in net written premiums in specialty liability products at OneBeacon Professional Partners, or OBPP, to $133.3 million, as well as, a $13.9 million increase in net written premiums at OneBeacon Specialty Property, or OBSP, to $45.4 million. Net written premiums for AutoOne were $181.7 million in the first nine months of 2006 which was essentially flat with net written premiums of $184.0 million in the first nine months of 2005. This decrease was not significant. However, market trends indicate that assigned risk volumes in New York and New Jersey are declining significantly from levels in prior years. We expect a reduction in AutoOne's premium volume reflective of these trends. The specialty lines combined ratio for the first nine months of 2006 was 94.2%, compared to 102.3% in the first nine months of 2005. In the first nine months of 2006, total calendar year incurred loss and LAE related to catastrophes was $35.1 million, or 6.5 points, compared with, $55.0 million, or 11.1 points, in the first nine months of 2005. The 2005 period included $51.0 million, or 10.3 points, of losses related to hurricanes Katrina and Rita. While the first nine months of 2006 did not have any significant catastrophes, unfavorable development from catastrophes in the prior year increased the combined ratio by 5.5 points. Of this 5.5 point increase, 4.2 points were related to hurricanes Katrina, Rita and Wilma, while the remainder related primarily to a 2004 catastrophe. This unfavorable development was partially offset by prior year favorable development on non-catastrophe losses that decreased the combined ratio by 4.5 points. The specialty lines combined ratio for the first nine months of 2005 benefited from 1.2 points of prior year favorable development. The expense ratio in the first nine months of 2006 was essentially consistent compared to that in the first nine months of 2005.

        Commercial lines.    Net written premiums for commercial lines increased $37.1 million, or 8%, to $504.7 million in the first nine months of 2006, compared to $467.6 million in the first nine months of 2005. These increases were experienced in our property and inland marine products and in our small business package products with net written premiums in our middle-market division increasing $20.9 million, to $428.9 million, and net written premiums in our small business division increasing $16.2 million to $75.8 million. The commercial lines combined ratio decreased during the first nine months of 2006 to 94.7% from 98.9% in the first nine months of 2005 due to decreases in both the loss and LAE and expense ratio. In the first nine months of 2006, total calendar year incurred loss and LAE related to catastrophes was $1.9 million, or 0.4 points, compared with $6.5 million, or 1.4 points, in the first nine months of 2005. The first nine months of 2005 included 0.9 points of incurred losses related to hurricane Katrina. Also contributing to this decrease was favorable development in the first nine months of 2006 related to other prior year storms, including Katrina and Wilma, of 0.6 points, partially offset by unfavorable development on other non-catastrophe prior year losses of 0.3 points. The decrease in the expense ratio was due in part to 0.6 points from the favorable settlement of a state franchise tax audit in the first nine months of 2006. In addition, the improvement was due to lower expenses in the middle-market division, mainly other underwriting expenses.

        Personal lines.    Net written premiums for personal lines decreased by $63.5 million, or 12%, to $450.3 million in the first nine months of 2006, primarily as a result of continued lower writings in Massachusetts and New York, particularly in Massachusetts automobile premiums, and also lower writings in New Jersey. The personal lines combined ratio increased during the first nine months of 2006 to 91.6% from 90.8% in the first nine months of 2005 due to an increase in the expense ratio, partially offset by a decrease in the loss and LAE ratio. The increase in the expense ratio during the first nine months of 2006 was mainly due to our other underwriting expenses. For the first nine months of 2006, other underwriting expenses were relatively flat with the first nine months of 2005, however, relative to the $83.2 million decline in earned premiums the expense ratio increased. The loss and LAE ratio decreased mainly due to strong homeowner and auto results. In the first nine months of 2006, total calendar year incurred loss and LAE related to catastrophes was $6.4 million, or 1.4 points, compared with, $3.1 million, or 0.6 points, in the first nine months of 2005. Incurred loss and LAE relating to development on prior accident year catastrophes was 0.8 points and 0.4 points in the first nine months of 2006 and 2005, respectively.

        Run-off.    For the first nine months of 2006, our run-off operations generated an underwriting loss of $31.1 million, compared to an underwriting loss of $44.7 million in the same period in the prior year. The variance was primarily due to higher loss and LAE in the 2005 period. During the nine months ended September 30, 2005, we recorded a $21.8 million reclassification between liability accounts which resulted in a decrease in other underwriting expenses and a corresponding increase in loss and LAE. Excluding the impact of this reclassification, incurred loss and LAE in the nine months ended September 30, 2006 was $10.2 million lower than in the 2005 period. This reclassification decreased the primary insurance operations' 2005 expense ratio by 1.5 points and increased the loss and LAE ratio by 1.5 points.

Affiliate Quota Shares

        During 2005 and 2004, we participated in two quota share reinsurance arrangements with other subsidiaries of White Mountains. Under the Esurance Quota Share, which was effective on January 1, 2005, we assumed approximately 85% of business written by Esurance Insurance Company, which includes business written by its wholly owned subsidiary. Under the Sirius Quota Share, we ceded between 6% and 12% of business written, effective April 1, 2004, to Sirius International Insurance Corporation, a subsidiary of White Mountains.

        The affiliate quota shares were entered into primarily for White Mountains' capital management purposes and were therefore excluded from the information used by White Mountains' board of directors to measure our financial performance. Further, the affiliate quota shares will be commuted prior to this offering and will no longer be part of our business.

        A summary of results from our Affiliate Quota Shares segment for the nine months ended September 30, 2005 and 2006 is as follows:

	Nine months ended September 30,
	2005		2006
	Esurance Quota Share	Sirius Quota Share	Esurance Quota Share	Sirius Quota Share
	($ in millions)
Net written premiums	$257.3	$(176.8)	$363.7	$(178.0)
Earned premiums	176.4	(176.8)	309.9	(178.0)
Total revenues	176.4	(176.8)	309.9	(178.0)
Loss and LAE	123.2	(101.4)	195.5	(92.1)
Policy acquisition expenses	52.0	(66.3)	114.4	(66.8)

Total expenses	175.2	(167.7)	309.9	(158.9)

Pre-tax income (loss)	$1.2	$(9.1)	$—	$(19.1)

Other Operations

        Our Other Operations segment consists of OneBeacon Insurance Group, Ltd. and our intermediate subsidiary holding companies. Our Other Operations segment primarily consists of financing activities, purchase accounting adjustments relating to our acquisition by White Mountains in 2001 and other assets and general and administrative expenses incurred at the holding company level. This segment also includes entities that prior to the consummation of this offering employed persons associated with White Mountains' holding company operations. Accordingly, for the nine months ended September 30, 2006, Other Operations incentive compensation expense included $2.5 million associated with these persons who will transfer to White Mountains from these entities upon consummation of this offering.

        The purchase accounting adjustments relating to the acquisition of OneBeacon by White Mountains on June 1, 2001, or the OneBeacon Acquisition, were made to reflect the estimated fair value of our assets acquired and liabilities assumed on the date of the acquisition. The purchase accounting adjustments are primarily comprised of an adjustment to our loss and LAE reserves and related reinsurance recoverables to record them at fair value, an adjustment to record the cost of our investments at fair value and an allocation of the excess of acquired net assets over the purchase price to our non-current, non-financial assets, primarily its property, plant and equipment.

        The Other Operations segment results are affected by purchase accounting over time as the fair value adjustments made at our acquisition unwind. Accordingly, net investment income and/or net realized investment gains and losses are affected as the difference between the amortized cost and the fair value of our investment portfolio is amortized into investment income, or recorded as net realized investment gains and losses as the investments are sold; the fair value adjustment to net loss and LAE reserves is expensed through income as our net loss and LAE reserves at the time of the OneBeacon Acquisition are settled; and the portion of the carrying value of property, plant and equipment that was written off in purchase accounting is recorded as other revenue when it is sold to third parties.

        A summary of results from our Other Operations segment for the nine months ended September 30, 2005 and 2006 are as follows:

	Nine months ended September 30,
	2005	2006
Net investment income	$2.3	$6.2
Net realized investment gains (loss)	(0.5)	(0.5)
Other revenue	6.4	13.2

Total revenues	8.2	18.9

General and administrative expenses	10.1	9.4
Accretion of fair value adjustment to loss and LAE reserves	19.5	17.3
Interest expense on debt	31.9	32.0
Interest expense—dividends and accretion on preferred stock	38.8	43.2

Total expenses	100.3	101.9

Pre-tax loss	$(92.1)	$(83.0)

  Other Operations Results—Nine months ended September 30, 2006 versus nine months ended
  September 30, 2005

        Our Other Operations segment pre-tax loss for the first nine months of 2006 was $83.0 million, compared to a pre-tax loss of $92.1 million for the first nine months of 2005. The decrease in the loss was primarily attributable to an increase in interest income from loans receivable from affiliates of White Mountains of $9.8 million in the first nine months of 2006.

Summary of Investment Results

  Investment Philosophy

Overview

        Our investment portfolios are managed under agreements with WM Advisors, a registered investment adviser that is owned by White Mountains, and Prospector, a registered investment adviser. Our investment philosophy is to maximize our after tax total risk-adjusted return over the long term. Under this approach, each dollar of after tax investment income and realized and unrealized gains and losses is valued equally. Our investment portfolio mix as of September 30, 2006 consisted in large part of high quality, fixed maturity securities and short-term investments, as well as a smaller allocation to common equity securities and other investments, such as hedge funds, limited partnerships and private equities. Our management believes that prudent levels of investments in common equity securities and other investments within our investment portfolio are likely to enhance long term after tax total returns without significantly increasing the risk profile of the portfolio.

Fixed income

        WM Advisors' overall fixed maturity investment strategy is to purchase securities that are attractively priced in relation to credit risks. WM Advisors generally manages the interest rate risk associated with holding fixed maturity investments by actively maintaining the average duration of the portfolio to achieve an adequate after tax total return without subjecting the portfolio to an unreasonable level of interest rate risk.

Equities

        Prospector's investment strategy is to maximize absolute total return through investments in a variety of equity and equity-related instruments, including convertible preferred and convertible debt securities. Using a value orientation, Prospector invests in relatively concentrated positions in the United States and other developed markets. Prospector's philosophy is to invest for total risk-adjusted return using a bottom-up, value discipline. Preservation of capital is of the utmost importance.

        For purposes of discussing rates of return, all percentages are presented gross of management fees and trading expenses in order to produce a more relevant comparison to benchmark returns, while all dollar amounts are presented net of any management fees and trading expenses. Further, our analysis does not reflect a realized loss of $4.2 million during 2003 resulting from mark-to-market adjustments on a series of interest rate swaps entered into in order to achieve a fixed interest rate on the terms of a variable-rate credit facility.

        The following table presents the composition of our investment portfolio as of September 30, 2006:

	As of September 30, 2006
Type of Investment	$ in millions	% of total
Fixed maturity investments	$3,166.0	69.2%
Short-term investments	491.9	10.7
Montpelier common stock(1)(3)	—	0.0
Common stock, excluding Montpelier	672.3	14.7
Other investments(2)	248.5	5.4

Total	$4,578.7	100.0%

(1)
Our investment in Montpelier common stock was classified as an investment in unconsolidated affiliate at December 31, 2003, and as such is presented separately from other common equity securities.

(2)
Includes investments such as hedge funds, limited partnerships and private equities.

(3)
On August 24, 2006, our investment in Montpelier was transferred to White Mountains in exchange for an agreed-upon portfolio of common equity and fixed maturity securities of equal value.

  Investment Returns

        A summary of our consolidated pre-tax investment results for the nine months ended September 30, 2005 and 2006 is as follows:

	Nine months ended September 30,
	2005	2006
	($ in millions)
Net investment income	$187.3	$148.4
Net realized investment gains	147.8	105.0
Net unrealized gains (losses) on investments	(194.0)	(9.5)

Total GAAP pre-tax investment results	$141.1	$243.9

        Gross investment returns versus typical benchmarks for the nine months ended September 30, 2005 and 2006 are as follows:

	Nine months ended September 30,
	2005	2006
Fixed maturity investments	1.7%	4.3%
Short-term investments	1.3	2.7
Total fixed income	1.6	4.2
Lehman U.S. Aggregate Index	1.8	3.1
Montpelier common stock	(21.5)	(7.6)
Core common stock(1)	18.9	14.9
Total common stock	7.3	12.8
Other investments	13.5	(1.0)
Total equities	8.6	8.8
S&P 500 Index (total return)	2.8	8.5
Total consolidated portfolio	2.8%	5.1%

(1)
Represents all common stock holdings other than Montpelier, which was transferred to White Mountains on August 24, 2006, in exchange for an agreed-upon portfolio of common equity and fixed maturity securities with an equal value.

Investment Returns—Nine months ended September 30, 2006 versus nine months ended September 30, 2005

        Our total pre-tax investment result was $243.9 million, a return of 5.1%, for the nine months ended September 30, 2006 versus $141.1 million, a return of 2.8%, for the nine months ended September 30, 2005. Net investment income of $148.4 million during the first nine months of 2006 decreased 21% from $187.3 million during the same period of 2005 due to the receipt of a $34.7 million special dividend on the Montpelier investment during the 2005 period. Net realized investment gains of $105.0 million during the first nine months of 2006 decreased 29% from $147.8 million during the same period of 2005, partially reflecting decreased sales activity compared to 2005, when we decreased our positions in certain successful equity holdings. Net unrealized losses on investments of $9.5 million during the first nine months of 2006 decreased 95% from $194.0 million during 2005 due to an upturn in the U.S. bond market during the third quarter of 2006 combined with foreign currency gains on our foreign denominated fixed maturities which were driven by the weakening of the U.S. dollar versus the British pound and Australian dollar.

  Fixed Income

        Our fixed income portfolio returned 4.2% during the nine months ended September 30, 2006 versus 1.6% during the nine months ended September 30, 2005. During 2006, we began to benefit from the relatively short duration of our fixed income portfolio as interest rates continued to rise from historic lows, though at a slower pace than during the 2005 period, which produced favorable absolute and relative returns. In addition, the weakening of the U.S. dollar during 2006 reversed a trend from 2005 and produced unrealized currency exchange gains in our foreign denominated fixed maturity securities portfolio.

  Equities

        Our equity portfolio returned 8.8% during the nine months ended September 30, 2006 versus 8.6% during the nine months ended September 30, 2005. Continued success in the common stock portfolio was the primary driver of favorable absolute and relative equity returns.

  Montpelier Investment

        In order to reduce our exposure to certain insurance risks outside of our own underwriting competencies, on August 24, 2006, we exchanged our investment in the common shares of Montpelier, a global property catastrophe reinsurer, for an agreed-upon portfolio of common equity and fixed maturity securities of equal value that was owned by White Mountains. As a result, Montpelier will no longer be included in our investment results on a going forward basis. The following table details the book value effect of our total investment in Montpelier for the nine months ended September 30, 2005 and 2006:

	Nine months ended September 30,
	2005	2006
	($ in millions)
Net investment income, pre-tax	$41.5	$1.0
Net realized investment gains (losses), pre-tax	—	(5.8)

Total revenues (losses), pre-tax	41.5	(4.8)
Tax benefit (expense) on total revenues	(14.5)	1.7

Total revenues (losses), after-tax	27.0	(3.1)
Change in net unrealized investment gains (losses), after-tax	(53.9)	(0.7)
Equity in earnings of Montpelier, after-tax	—	—
Equity in unrealized gains of Montpelier, after-tax	—	—

Net after-tax change in book value from Montpelier investment	$(26.9)	$(3.8)

        On August 24, 2006, we exchanged our remaining Montpelier shares for an agreed-upon portfolio of common equity and fixed maturity securities of an equal value owned by White Mountains.

Impairment

        See Note 5—"Investment Securities" of the accompanying interim consolidated financial statements for our analysis of impairment losses on investment securities.

Liquidity and Capital Resources

  Operating cash and short-term investments

        Holding company level.    The primary sources of cash for OneBeacon Insurance Group, Ltd. and certain of our intermediate holding companies are expected to be dividends and tax sharing payments received from our insurance operating subsidiaries and net investment income and proceeds from sales and maturities of holding company investments. The primary uses of cash are expected to be interest payments on our debt obligations, dividend payments on our preferred shares and our common shares, purchases of investments, payments made to tax authorities and holding company operating expenses.

        Operating subsidiary level.    The primary sources of cash for our operating subsidiaries are expected to be premium collections, net investment income and proceeds from sales and maturities of investments. The primary uses of cash are expected to be claim payments, policy acquisition costs, debt obligations, operating expenses, the purchase of investments and dividends and tax sharing payments made to parent holding companies.

        Insurance companies typically collect premiums on policies that they write prior to paying claims made under those policies. During periods of premium growth, insurance companies typically experience positive cash flow from operations, as premium receipts typically exceed claim payments. When this happens, positive cash flow from operations is usually offset by negative cash flow from investing activities, as the positive operating cash flow is used to purchase investments. Conversely, during periods of premium decline, insurance companies typically experience negative cash flow from operations, even during periods in which they report GAAP net income, as the claims that they pay exceed the premiums that they collect. When this happens, negative cash flow from operations is typically offset by positive cash flow from investing activities, as invested assets are sold to fund current claim payments.

        Since White Mountains acquired us in 2001, our written premiums have decreased substantially. This was primarily due to a renewal rights agreement executed in November 2001 through which we transferred our regional agency business, agents and operations in 42 states and the District of Columbia to Liberty Mutual Insurance Group. This transfer amounted to approximately 45% of our prior year annual written premiums in force at the time of the transfer, or approximately $1.5 billion in annual premiums. As a result, we have experienced negative cash flow from operations for each of the years ended December 31, 2003, 2004 and 2005 and for each of the nine month periods ended September 30, 2005 and 2006, as we paid claims on run-off reserves related to the business that was transferred to Liberty Mutual. We expect to continue to experience negative cash flows from operations throughout the remainder of 2006, but to a lesser extent than that experienced from 2003 to 2005, as claim payments on run-off reserves continue to decline.

        Both internal and external forces influence our financial condition, results of operations and cash flows. Claim settlements, premium levels and investment returns may be impacted by changing rates of inflation and other economic conditions. In many cases, significant periods of time, ranging up to several years or more, may lapse between the occurrence of an insured loss, the reporting of the loss to us and the settlement of the liability for that loss. The exact timing of the payment of claims and benefits cannot be predicted with certainty. Our operating subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate liquidity for the payment of claims.

        Management believes that our cash balances, cash flows from operations and cash flows from investments are adequate to meet expected cash requirements for the foreseeable future on both a holding company and operating subsidiary level.

  Dividend Capacity

        Under the insurance laws of the states and jurisdictions under which our operating subsidiaries are domiciled, an insurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future.

        Generally, our insurance subsidiaries have the ability to pay dividends during any 12-month period without the prior approval of regulatory authorities in an amount equal to the greater of prior year statutory net income or 10% of prior year end statutory surplus, subject to the availability of unassigned funds. As a result, based on 2005 statutory net income, our top tier insurance subsidiaries have the ability to pay an aggregate of approximately $197 million of dividends during 2006 without prior approval of regulatory authorities, subject to the availability of unassigned funds. As of December 31, 2005, OneBeacon's top tier regulated operating subsidiaries had $1.3 billion of unassigned funds available for dividend distribution.

        In addition, as of December 31, 2005, OneBeacon Insurance Group LLC had approximately $20 million of cash and investments outside of its regulated operating subsidiaries available for distribution during 2006. During 2005, OneBeacon Insurance Group LLC paid $340.0 million of dividends to its parent. Fund American Companies, Inc., or Fund American, is restricted in the amount it may contribute to its parent due to restrictive provisions in the amended and restated certificate of designation governing the mandatorily redeemable preferred stock owned by Berkshire Hathaway Inc. specifying certain levels of net worth or liquidity to which Fund American must adhere. During the first nine months of 2006, OneBeacon Insurance Group LLC paid $90.1 million of dividends in cash and securities to Fund American.

Financing

        The following table summarizes our capital structure as of December 31, 2005 and September 30, 2006:

	As of December 31,	As of September 30,
	2005	2006
	($ in millions)
Senior Notes, carrying value	$698.5	$698.7
Other debt	46.4	61.4

Total debt	744.9	760.1
Preferred stock subject to mandatory redemption	234.0	254.5
Total common shareholder's equity	1,560.0	1,695.3

Total capital	$2,538.9	$2,709.9

        We believe that our strong financial position provides us with the flexibility and capacity to obtain funds externally as needed through debt or equity financing on both a short-term and long-term basis.

        In connection with our purchase of an office building in Canton, Massachusetts, we entered into a $40.8 million mortgage note to fund renovations to the new space that will ultimately house our principal executive office. As of September 30, 2006, we had drawn $33.4 million under the facility.

        The 5.875% Senior Notes due 2013 of our subsidiary Fund American, which we refer to as the Senior Notes, are currently rated "Baa2" ("Moderate Risk", the ninth highest of twenty-one ratings) with a stable outlook by Moody's, "BBB" ("Adequate", the ninth highest of twenty-two ratings) with a stable outlook by Standard & Poor's, "bbb" ("Adequate", the ninth highest of twenty-two ratings) with a stable outlook by A.M. Best and "BBB" ("Good", the ninth highest of twenty-three ratings) with a stable outlook by Fitch.

        White Mountains currently provides an irrevocable and unconditional guarantee as to the payment of principal and interest (the "Guarantee") on the Senior Notes. In consideration of this Guarantee, we have agreed to pay a specified fee to White Mountains in the amount of 25 basis points per annum on the outstanding principal amount of the Senior Notes. We have further agreed that if White Mountains' voting interest in us ceases to represent more than 50% of all our voting securities, we will redeem, exchange or otherwise modify the Senior Notes in order to fully and permanently eliminate White Mountains' obligations under the Guarantee (the "Guarantee Elimination"). White Mountains has agreed to provide written notice to us when its voting interest in us has been reduced below 50%. We will have 180 days from the receipt of such notification to complete the Guarantee Elimination. If the Guarantee Elimination is not completed within the initial 180-day period, the Guarantee Fee shall increase by 200 basis points. The Guarantee Fee shall further increase by 100 basis points for each subsequent 90-day period thereafter, up to a maximum Guarantee Fee of 425 basis points, until the Guarantee Elimination has been completed.

        The Senior Notes were issued under an indenture which contains restrictive covenants that, among other things, limit the ability of White Mountains, Fund American and their respective subsidiaries, which includes us, as a subsidiary of White Mountains, to create liens and enter into sale and leaseback transactions and substantially limits the ability of Fund American and its respective subsidiaries to consolidate, merge or transfer their properties and assets. The indenture does not contain any financial ratios or specified levels of net worth or liquidity to which White Mountains or Fund American must adhere. At December 31, 2005, Fund American was in compliance with all of the covenants under the Senior Notes.

Off-Balance Sheet Arrangement

Galileo Guarantees

        Beginning in February 2006, one of our subsidiaries, OneBeacon Insurance Company, or OBIC, agreed to provide guarantees of the obligations of Galileo Weather Risk Management Ltd., or Galileo, to Galileo's counterparty in certain weather-related product transactions. Galileo is a subsidiary of White Mountains, but not a subsidiary of us. The guarantees require OBIC to pay the full amount of Galileo's obligations to the counterparty in the event of Galileo's failure to pay these obligations. In the event of a payment, OBIC would be eligible to exercise all of the rights of the counterparty against Galileo. As of September 30, 2006, OneBeacon had executed twelve guarantees of Galileo transactions, the total principal amount of which was approximately $115 million. In the event that the total guaranteed principal amount exceeds the lesser of 5% of OBIC's admitted assets of $3.6 billion at March 31, 2006 or 25% of OBIC's statutory surplus of $1.5 billion at March 31, 2006, OBIC would require the approval of the Pennsylvania Department of Insurance in order to make any further guarantees. OBIC has agreed, at White Mountains' option, to continue to make these guarantees available until October 2008 and will receive from Galileo an annual fee of 25 basis points of the value at risk for providing the guarantees. Pursuant to the Separation Agreement, White Mountains will agree that it will take appropriate steps to ensure that OBIC will not be called on to make payment on these guarantees.

Cash Flows

        Detailed information concerning our cash flows during the nine months ended September 30, 2006 and 2005:

  For the nine months ended September 30, 2006

Financing and Other Capital Activities

        During the first nine months of 2006, we declared and paid cash dividends of $22.7 million to holders of mandatorily redeemable preferred stock of our subsidiaries.

        During the nine months ended September 30, 2006, OneBeacon Insurance Group LLC declared and paid dividends in cash and securities of $90.1 million to Fund American.

Other Liquidity and Capital Resource Activities

        During the nine months ended September 30, 2006, we reported net decreases in our loss and LAE reserves and reinsurance recoverables on paid and unpaid losses, primarily due to claim payments (and related collections of reinsurance recoverables) related to run-off reserves.

        During the first quarter of 2006, we made payments totaling $13.4 million, in cash or by deferral into certain of our non qualified compensation plans, to participants in our long term incentive compensation plans. These payments were made with respect to 17,892 target performance shares and units based on a payout level of 142% of target.

        On September 29, 2006 we sold certain assets and the right to renew existing policies of Agri, a division of OneBeacon, for $32.0 million in cash to a third party.

  For the nine months ended September 30, 2005

Financing and Other Capital Activities

        During the first nine months of 2005, we paid dividends of $22.7 million to holders of mandatorily redeemable preferred stock of our subsidiaries.

        During the nine months ended September 30, 2005, OneBeacon Insurance Group LLC declared and paid a dividend of $260.0 million to Fund American.

Acquisitions and Dispositions

        On April 29, 2005, we purchased a 284,000 square foot office facility located in Canton, Massachusetts for $23.1 million which we expect to move our headquarters to in the fourth quarter of 2006.

Other Liquidity and Capital Resource Activities

        During the second quarter of 2005 we reported an increase in loss and LAE reserves of $841.0 million resulting from an internal study of our A&E reserves performed in 2005. We also reported a corresponding increase in reinsurance recoverables of $841.0 million. Both of these increases were non- cash items for the period, and were partially offset by claim payments (and related collections of reinsurance recoverables) related to run-off reserves.

        During the first quarter of 2005, we made payments in respect of the 2002-2004 performance cycle totaling $180.3 million, in cash or by deferral into certain of our non-qualified compensation plans to participants in our long term incentive compensation plans. These payments were made with respect to 287,285 performance shares based on a payout level ranging from 125% to 200% of target.

        During the first quarter of 2005, we received a $34.7 million special dividend related to our common stock investment in Montpelier. This dividend represented $5.50 per share and was in addition to Montpelier's normal quarterly dividend of $0.36 per share.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS